Exhibit 10

FIRST AMENDMENT TO LOAN AGREEMENT

Dated as of April 26, 2011

(amending the Loan Agreement dated as of March 17, 2010)

between

TROPICANA LAS VEGAS, INC.,

as the Borrower,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent for the Lenders.

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (this “Amendment”) dated as of April 26, 2011, by and between TROPICANA LAS VEGAS, INC., a Nevada corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), in its capacity as administrative agent (in such capacity, the “Administrative Agent”) for the various lenders that are or may become a party to the Loan Agreement (as defined below) (referred to individually as a “Lender” and collectively as the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders, The Foothill Group, Inc. (“Foothill”), in its capacity as administrative agent for the Lenders and as lead arranger, and Wells Fargo, in its capacity as the Issuer, have heretofore entered into that certain Loan Agreement, dated as of March 10, 2010 (the “Loan Agreement”);

WHEREAS, pursuant to that certain Successor Agent Agreement dated as of December 28, 2010, Foothill resigned from its position as Administrative Agent under the Loan Agreement and the Required Lenders appointed Wells Fargo as the successor Administrative Agent under the Loan Documents;

WHEREAS, the Borrower has requested that certain amendments be made to the Loan Agreement; and

WHEREAS, the Required Lenders have directed the Administrative Agent to enter into this Amendment with the Borrower.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1   Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Loan Agreement, as amended by this Amendment, and the rules of construction set forth in Article I of the Loan Agreement shall apply to this Amendment.

ARTICLE II

AMENDMENTS

SECTION 2.1   Amendments.  The following amendments shall be made to the Loan Agreement as of the First Amendment Effective Date (as defined in Section 3.1 of this Amendment):

SECTION 2.1.1   The following definition shall be added to Section 1.1 of the Loan Agreement:

“Baseline Financial Projections” is defined in Section 7.1.1(p).

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Borrower for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

“EBITDA Trigger Amount” is defined in Section 7.1.24 hereof.

“First Amendment to Loan Agreement” means the First Amendment to Loan Agreement made by and between the Borrower and the Administrative Agent, for the benefit of the Lenders, dated as of April 26, 2011.

“Management Fees” is defined in Section 7.1.24 hereof.

“Minimum Fixed Charge Coverage Ratio” means, at the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three (3) immediately prior Fiscal Quarters of:

(a)  EBITDA for such period

to

(b)  the sum for all such Fiscal Quarters of

(i)  Interest Expense of the Borrower;

plus

(ii)  all payments in respect of federal, state, local and all other income taxes made during such Fiscal Quarters (net of any refund in respect of federal, state, local and all other income taxes actually received during such Fiscal Quarters);

plus

(iii)  scheduled principal repayments of the Loans;

plus

(iv)  Restricted Payments made during such Fiscal Quarters;

plus

(v)  Capital Expenditures relating to the Property;

minus

(vi)  Capital Expenditures relating to the Property that are otherwise permitted under Section 7.2.20 hereof;

minus

(vii)  amounts then on deposit in the Interest Reserve Account.”

SECTION 2.1.2   Section 1.1 of the Loan Agreement is hereby amended by deleting item (b) in the defined term “Delayed Draw Term Loan Commitment Termination Event” and replacing it with the following:

“(b)  January 1, 2012;”

SECTION 2.1.3   Section 1.1 of the Loan Agreement is hereby amended by deleting the defined terms “Total Debt” and “Total Debt to EBITDA Ratio” in their entireties.

SECTION 2.1.4   Section 3.1.1 of the Loan Agreement is hereby amended by adding the word “and” at the end of item (v) of subsection (b) and replacing the word “; and” with “.” at the end of item (vi) of subsection (b),  and item (vii) of subsection (b) is hereby deleted in its entirety.

SECTION 2.1.5   The following shall be added as a new subsection (c) to Section 3.1.1 of the Loan Agreement:

“(c)         In addition to the Mandatory Prepayments required pursuant to clause (b) above and notwithstanding anything to the contrary contained herein, the Borrower shall repay the outstanding principal balance of the Delayed Draw Term Loans in equal monthly installments beginning on January 31, 2013, and on the last Business Day of each calendar month thereafter.  Each installment of principal shall be in an amount sufficient to fully amortize the outstanding principal balance of the Delayed Draw Term Loans by the Stated Maturity Date.  In any event, on the Stated Maturity Date, the Borrower will repay the remaining principal balance of the Delayed Draw Term Loans plus any interest then due.”

SECTION 2.1.6   Clause (c) of Section 7.1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(c)         as soon as available and in any event within forty five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower and each Guarantor, and within one hundred twenty (120) days after the end of the Fiscal Year of the Borrower and each Guarantor, a Compliance Certificate, executed by the chief financial or accounting Authorized Representative of each such Person, showing compliance with its covenants set forth in this Article VII and, once applicable, a calculation of the Minimum Fixed Charge Coverage Ratio and EBITDA for each such prior Fiscal Quarter;”

SECTION 2.1.7   Section 7.1.1 of the Loan Agreement is hereby amended by deleting the word “and” at the end of subsection (n) and adding the word “and” at the end of subsection (o), and the following shall be added to said Section 7.1.1 as a new subsection (p):

“(p)         on or before September 30, 2011, a detailed budget for the Property for the 2012 Fiscal Year and EBITDA projections for the Property for the 2013 Fiscal Year (the “Baseline Financial Projections”) in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and within thirty (30) days of the delivery thereof to the Administrative Agent and the Lenders, senior management of the Borrower shall make itself readily available to the Administrative Agent and the Lenders to meet and discuss such budget and Baseline Financial Projections.”

SECTION 2.1.8   Section 7.1.16 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 7.1.16   Interest Reserve Account.  On the Effective Date, the Interest Reserve shall be funded from the proceeds of the Required Preferred Rights Offering in an amount equal to $5,000,000, and thereafter in accordance with Section 5.4.5 hereof.  During the twenty-four (24) month period following the Effective Date, the Borrower shall deliver a written notice to the Administrative Agent at least three (3) Business Days prior to each Quarterly Payment Date requesting disbursements from the Interest Reserve in order to pay all interest payable or accrued from time to time under any of the Loan Documents due from the Borrower and to pay other fees, costs and charges permitted under Section 3.4 hereof with respect to the current Fiscal Quarter.  Upon such written request of the Borrower, the Administrative Agent shall direct the Account Bank to disburse the amount requested by the Borrower for such payments to the Administrative Agent in accordance with the Loan Documents.  In the event that the Borrower does not make such written request or otherwise make such required payments (interest or otherwise) in accordance with the Loan Documents, the Administrative Agent shall be permitted to unilaterally instruct the Account Bank to make the appropriate disbursement to the Administrative Agent for such required payments (interest or otherwise) and such amounts shall be disbursed to the Administrative Agent from the Interest Reserve.  The Administrative Agent shall not be obligated to make any disbursement for such required payments (interest or otherwise) from and after the date which is twenty-four (24) months after the Effective Date.  Each written notice delivered by the Borrower pursuant to this Section 7.1.16 shall specify the amount and the date on which such required payments (interest or otherwise) will become due and payable and if the Borrower fails to set forth such information, then, the Administrative Agent may revise the written notice to provide the correct information for such payments from the Interest Reserve.”

SECTION 2.1.9   Section 7.1.24 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 7.1.24   Property Management Agreement.  The Borrower shall enter into the Property Management Agreement concurrently with the Borrower obtaining all necessary Gaming Licenses from the applicable Nevada Gaming Authorities.  From and after the date on which the Borrower enters into Property Management Agreement, the Borrower shall at all times promptly and faithfully perform, or cause to be performed, in all material respects all of the covenants, conditions and agreements contained in the in the Property Management Agreement on the part of the Borrower thereunder to be kept and performed.  The Borrower, at no cost or expense to the Administrative Agent, shall enforce, short of termination or litigation, the performance and observance of each and every material condition and covenant of the Property Manager under the Property Management Agreement where, in the Borrower’s judgment, it is economically practicable to do so.  Notwithstanding anything contained herein to the contrary, all Base Fees, Incentive Fees (as such terms are defined in the Property Management Agreement) and other reimbursements and amounts payable to the Property Manager pursuant to the terms of the Property Management Agreement (the “Management Fees”) shall accrue without interest and not be disbursed by the Borrower to the Property Manager; provided, however, from and after the earlier to occur of (a) the date on which the outstanding principal amount of all Delayed Draw Term Loans has been repaid in full or (b) the date on which EBITDA for the prior twelve (12) month period commencing after the Financial Covenant Effective Date is equal to or greater than $20,000,000 (the “EBITDA Trigger Amount”) (as tested on the last day of each calendar month), and provided no Default or Event of Default shall have occurred and be continuing, the Borrower shall be permitted to make payments of the Management Fees to the Property Manager in accordance with the terms of the Property Management Agreement, including all payment of all Management Fees that have otherwise accrued pursuant to the terms of this Section 7.1.24; provided further however, and for the avoidance of doubt, if at any time the EBITDA Trigger Amount shall be less than $20,000,000 for any twelve (12) consecutive calendar month period and the outstanding principal amount of the Delayed Draw Terms Loans has not been repaid in full, then the Management Fees shall again accrue without interest and not be disbursed by the Borrower to the Property Manager until such time as the conditions in clauses (a) or (b) above are satisfied.”

SECTION 2.1.10   Clauses (b), (c) and (d) of Section 7.2.18 of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

“(b)         At the meeting held pursuant to clause (p) of Section 7.1.1 hereof, the Borrower and the Lenders shall mutually agree upon financial covenants for (i) the Minimum Fixed Charge Coverage Ratio and (ii) EBITDA for a certain period commencing on January 1, 2012, with the first testing date being March 31, 2012 (such date to be the “Financial Covenant Commencement Date”). The Borrower and the Lenders shall establish the required Minimum Fixed Charge Coverage Ratio and required EBITDA financial covenants that the Borrower shall maintain, which financial covenants shall be established with a minimum variance of twenty percent (20%) of the Baseline Financial Projections (such that the Borrower may miss its Baseline Financial Projections by twenty percent (20%) but still be in compliance with the financial covenants), from and after the Financial Covenant Commencement Date for (i) the Minimum Fixed Charge Coverage Ratio and (ii) EBITDA, provided, however, that in the event the Borrower does not meet the required minimum financial covenants for the Minimum Fixed Charge Coverage Ratio or EBITDA, the Borrower or the Guarantors shall be entitled to cure such failure to meet either financial covenant by performing the following (a) within five (5) Business Days after the Borrower or any Guarantor has Knowledge that any such failure has occurred or (b) on or before the date that a Compliance Certificate indicating that any such failure has occurred is delivered pursuant to clause (c) of Section 7.1.1 hereof: (i) in the case of a failure to meet the Minimum Fixed Charge Coverage Ratio, by depositing into a controlled account to be held with the Account Bank as collateral security for the Obligations an amount equal to the difference between the actual EBITDA and the amount of EBITDA required to cause compliance with the Minimum Fixed Charge Coverage Ratio or (ii) in the case of a failure to meet minimum EBITDA, by making a prepayment of the Loans in an amount equal to the difference between the required minimum EBITDA and the actual EBITDA (the “EBITDA Shortfall”) or by depositing into a controlled account to be held with the Account Bank as collateral security for the Obligations an amount equal to the EBITDA Shortfall.

(c)           In the event that the Borrower shall elect to cure a breach of either the Minimum Fixed Charge Coverage Ratio requirement or the minimum EBITDA requirement by depositing into a controlled account with the Account Bank the amounts required pursuant to clause (b) above and the Borrower shall thereafter satisfy the applicable financial covenant for which such deposits were made for two (2) consecutive Fiscal Quarters (in each case, without giving effect to any amounts then on deposit in the controlled account held with the Account Bank referenced in item (i) or item (ii) of clause (b) above) then the Borrower shall be entitled to receive a disbursement of the amounts then on deposit in such controlled account within ten (10) Business Days after receipt by the Administrative Agent of the Borrower’s Compliance Certificate required by clause (c) of Section 7.1.1 together with a written request by the Borrower for the disbursement of such sums.

(d)           The Borrower agrees to execute any and all documents, certificates and/or instruments to (i) evidence the establishment of such minimum thresholds required by clause (a) above, including without limitation, an amendment to this Agreement and (ii) in the event that the Borrower shall elect to cure a breach of either the Minimum Fixed Charge Coverage Ratio requirement or the minimum EBITDA requirement by depositing with the Account Bank the amounts required pursuant to clause (b) above, grant to the Administrative Agent, for its benefit and the benefit of the Secured Parties, (x) a perfected First Priority continuing security interest in each such account and all funds from time to time on deposit in each such account and (y) sole dominion and control over each such account and all funds from time to time on deposit in each such account.”

SECTION 2.1.11   The Loan Agreement is hereby amended by adding the following as a new Section 7.2.20:

“SECTION 7.2.20  Capital Expenditures.  Notwithstanding anything herein to the contrary, the Borrower (i) shall not expend more than $61,200,000 on Capital Expenditures relating to the Property during the 2011 Fiscal Year and (ii) shall not expend more than $10,000,000 on Capital Expenditures relating to the Property during the 2012 Fiscal Year.  For the avoidance of doubt, all Capital Improvement Project Costs set forth in the Capital Improvement Project Budgets, as applicable, shall count towards the limitations on Capital Expenditures set forth in the preceding sentence.”

SECTION 2.1.12   Exhibit H to the Loan Agreement is hereby deleted in its entirety and replaced with the form of Compliance Certificate attached hereto as Exhibit A.

ARTICLE III

CONDITIONS PRECEDENT TO FIRST AMENDMENT EFFECTIVE DATE

SECTION 3.1   Conditions to Effectiveness.  This Amendment shall be and become effective as of the date (the “First Amendment Effective Date”) on which each of the following conditions precedent shall have been satisfied or waived in writing by the Lenders.

SECTION 3.1.1   Authority of the Borrower.  The Borrower shall deliver to the Administrative Agent and the Lenders (x) a certified copy of any amendments to the Organizational Documents of the Borrower since March 17, 2010, certified by an Authorized Representative of the Borrower or a certificate by an Authorized Representative of the Borrower certifying that there have been no such amendments since such date and (y) a copy of one or more resolutions or other authorizations of the Board of Directors of the Borrower certified by the Authorized Representative of such Board of Directors as being in full force and effect on the date of this Amendment authorizing this Amendment and the execution, delivery and performance of this Amendment by the Borrower.

SECTION 3.1.2   Incumbency of the Borrower.  The Borrower shall deliver to the Administrative Agent and the Lenders a certificate from the Borrower, signed by an Authorized Representative of the Borrower and dated as of the date of this Amendment, as to the incumbency of the Person or Persons authorized to execute and deliver this Amendment, and any Instruments or agreements required hereunder or thereunder to which the Borrower is a party.

SECTION 3.1.3   Corporate Proceedings.  All corporate, limited liability company, partnership and legal proceedings with respect to this Amendment, shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders and the Administrative Agent and the Lenders shall have received all information, legal and technical opinions and copies of all documents, including records of corporate, limited liability company or partnership proceedings and copies of any approval by any Governmental Instrumentality required in connection with this Amendment, which the Lenders may reasonably have requested in connection therewith, such documents to be reasonably satisfactory in form and substance to the Lenders and, where appropriate, to be certified by the requisite corporate, limited liability company or partnership officers or Governmental Instrumentalities.

SECTION 3.1.4   No Violation of Certain Regulations.  The entering into of this Amendment shall not violate any law, including Regulation T, Regulation U or Regulation X of the Board of Governors of the F.R.S. Board.

SECTION 3.1.5   Execution of Amendment.  The Administrative Agent and the Lenders shall have received counterparts of this Amendment duly executed by an Authorized Representative of the Borrower.

SECTION 3.1.6   Fees.  All amounts required to be paid to or deposited with the Administrative Agent and the Lenders and all taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments referred to in Section 2.1 or this Section 3.1.  The Borrower shall have paid all fees, expenses and other charges then due and payable by it under this Amendment or the other Loan Documents or under any agreements between the Borrower and any of the Independent Consultants, including, without limitation, all fees, costs and expenses due and payable pursuant to Section 3.3 of the Loan Agreement, if then invoiced.  The Borrower shall have paid all legal fees and costs and legal expenses of Mayer Brown LLP and Thompson Hine LLP and other professionals employed by the Administrative Agent and the Lenders and all other reasonable expenses of the Administrative Agent and the Lenders in connection with the negotiation, execution and delivery of this Amendment.

SECTION 3.1.7   Delivery of Property Management Agreement.  The Administrative Agent and the Lenders shall have received a certified copy of the Property Management Agreement (and any and all amendments thereof) duly executed by Authorized Representatives of the Borrower and the Property Manager in accordance with Section 7.1.24 of the Loan Agreement.

SECTION 3.1.8   Delivery of Property Management Assignment and Subordination Agreement.  The Administrative Agent and the Lenders shall have received counterparts of the Property Management Assignment and Subordination Agreement each duly executed by Authorized Representatives of the Borrower and the Property Manager in accordance with Section 7.1.25 of the Loan Agreement.

SECTION 3.1.9   Operative Documents.  Each Operative Document shall be in full force and effect, without amendment since the respective date of its execution and delivery, and in a form which was approved by the Administrative Agent and the Lenders, except as otherwise permitted pursuant to the Loan Agreement.  All obligations and requirements under such Operative Documents which are to be performed or satisfied, as the case may be, shall have been performed and satisfied in all material respects and, after giving effect to this Amendment, no act, condition or event shall exist which, with the giving of notice and/or passage of time would constitute a breach or event of default thereunder.

SECTION 3.1.10   Other Documents.  The Administrative Agent and the Lenders shall have received such other documents and evidence as the Administrative Agent and the Lenders may reasonably request in connection with this Amendment.

SECTION 3.1.11   No Events of Default or Material Adverse Effect.  No Default, Event of Default or Material Adverse Effect shall have occurred and be continuing or, after giving effect to this Amendment, could reasonably be expected to result.

SECTION 3.1.12   Continuing Lien Priority.  The Borrower heretofore executed and delivered to the Administrative Agent and the Lenders the Loan Documents.  The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Loan Documents continue to secure, among other things, the Obligations arising under the Loan Agreement as amended hereby; and the Loan Documents and the rights and remedies of the Administrative Agent and Lenders thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the Liens and security interests created and provided for by the Loan Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Required Lenders to direct the Administrative Agent to enter into this Amendment, the Borrower hereby represents, and warrants unto the Lenders and the Administrative Agent as set forth in this Article IV.

SECTION 4.1   Organization, etc.  The Borrower is validly organized and existing and in good standing under the laws of the state or jurisdiction of its organization, is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite Permits to enter into and perform its Obligations under this Amendment and each of the other Loan Documents to which it is a party.

SECTION 4.2   Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by the Borrower of this Amendment are within the Borrower’s powers, have been duly authorized by all necessary action, and do not

(a)  contravene the Borrower’s Organizational Documents;

(b)  contravene any contractual restriction binding on or affecting the Borrower;

(c)  contravene any Legal Requirement binding on or affecting the Borrower; or

(d)  result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties except as expressly contemplated by the Operative Documents.

SECTION 4.2.2   Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Instrumentality or regulatory body or other Person (other than those that have been, or on the date of this Amendment will be, duly obtained or made and which are, or on the date of this Amendment will be, in full force and effect) is required for the due execution, delivery or performance by the Borrower of this Amendment.

SECTION 4.2.3   Validity, etc.  This Amendment constitutes the legal, valid and binding obligation of the Borrower upon the due execution and delivery hereof by it, enforceable against it in accordance with its terms (except, in any case above, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 4.2.4   Litigation, Labor Controversies, etc.  There is no pending litigation, action, proceeding, labor controversy or other event which could affect the legality, validity or enforceability of this Amendment or any other Operative Document.

SECTION 4.2.5   Representations and Warranties.  As of the date of this Amendment (except to the extent specifically related to a different date), all representations and warranties of the Borrower contained in the Loan Documents are true and correct in all material respects and the Borrower hereby confirms each such representation and warranty made by it with the same effect as if set forth in full herein.

SECTION 4.2.6   Existing Defaults.  There is no Default or Event of Default which has occurred and is continuing under the Loan Agreement or any of the Operative Documents.

SECTION 4.2.7   Fees and Enforcement.  Other than amounts that have been paid in full or will have been paid in full by the date of this Amendment or the date when due for same, no fees, Impositions or Taxes, including stamp, transaction, registration or similar taxes, are required to be paid for the legality, validity or enforceability of this Amendment.

SECTION 4.2.8   Offsets and Defenses.  The Borrower has no offsets or defenses to its obligations under the Loan Documents or the documents evidencing and securing the Obligations and no claims or counterclaims against the Administrative Agent or the Lenders.

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION 5.1   Ratification of and References to the Loan Agreement.  This Amendment shall be deemed to be an amendment to the Loan Agreement, and the Loan Agreement, as amended hereby, shall continue in full force and effect and is hereby ratified, reaffirmed, approved and confirmed in each and every respect.  All references to the Loan Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Loan Agreement as amended hereby.

SECTION 5.2   Reaffirmation of All Other Loan Documents.  The Borrower hereby reaffirms, as of the First Amendment Effective Date, the covenants and agreements made by the

Borrower contained in each Loan Document to which it is a party, as such covenants, agreements and other provisions may be modified by this Amendment.

SECTION 5.3   Release.  The Borrower, for itself and for all Persons and entities claiming by, through or under them, in consideration of the execution and delivery of this Amendment by the Administrative Agent, on behalf of the Lenders, and for other good and valuable consideration, receipt whereof is hereby acknowledged, release and discharge the Administrative Agent and each Lender (collectively, the “Releasees”), each Releasee’s predecessors (including, without limitation, predecessors by virtue of merger), successors and assigns, and all officers, directors, employees, agents, representatives, insurers and attorneys of each Releasee from all actions, counterclaims, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law, admiralty or equity, which the Borrower and any of its successors and assigns ever had, now have or hereafter can, shall or may have, against the Releasees, from the beginning of the world to the First Amendment Effective Date, related to or arising out of the Transaction or this Amendment.

SECTION 5.4   Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or any other Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.5   Headings.  The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

SECTION 5.6   Execution in Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.

SECTION 5.7   Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 5.8   Loan Document.  This Amendment is a Loan Document executed pursuant to the Loan Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Loan Agreement.

SECTION 5.9   Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Borrower and the Administrative Agent and their respective successors and assigns.

SECTION 5.10   Execution by Authorized Representative.  Any signature by any Authorized Representative on this Amendment and any other instrument and certificate executed or to be executed pursuant to or in connection with this Amendment is provided only in such Authorized Representative’s capacity as an officer or member of the Person in question, and not in any way in such Authorized Representative’s personal capacity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower, the Guarantors and the Administrative Agent, on behalf of the Lenders, have executed this Amendment on the date first above written.

BORROWER:

TROPICANA LAS VEGAS, INC.,
as the Borrower

By:	/s/ Joanne M. Beckett
	Name:	Joanne M. Beckett
	Title:	Vice President & General Counsel

ADMINISTRATIVE AGENT:

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Andrew Nyquist
	Name:	Andrew Nyquist
	Title:	Assistant Vice President

GUARANTORS:

By its signature below, each Guarantor hereby

ratifies and reaffirms its respective obligations

under the Guaranty and the Environmental

Indemnity in connection with the Loan

Agreement, as amended by this Amendment.

TROPICANA LAS VEGAS
INTERMEDIATE HOLDINGS INC.,
a Delaware corporation

By:	/s/ Joanne M. Beckett
	Name:	Joanne M. Beckett
	Title:	Vice President & General Counsel

TROPICANA LAS VEGAS
HOTEL AND CASINO, INC.,
a Delaware corporation

By:	/s/ Joanne M. Beckett
	Name:	Joanne M. Beckett
	Title:	Vice President & General Counsel

Exhibit A to
First Amendment
to Loan Agreement

EXHIBIT H

COMPLIANCE CERTIFICATE

TROPICANA LAS VEGAS, INC.

This Compliance Certificate is delivered pursuant to clause (c) of Section 7.1.1 of that certain Loan Agreement, dated as of March 17, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Loan Agreement”), by and among TROPICANA LAS VEGAS, INC., a Nevada corporation (the “Borrower”), the various financial institutions as are or may become parties thereto (collectively, the “Lenders”), WELLS FARGO BANK, N.A., a national banking association (“Wells Fargo”), in its capacity as Administrative Agent (the “Administrative Agent”) and in its capacity as Issuer (the “Issuer”).  Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Loan Agreement.

The Borrower hereby certifies, represents and warrants in respect of the period commencing on [                            ], and ending on [                          ]:

(a)   The Borrower is in compliance with all covenants and obligations set forth in Article VII of the Loan Agreement[, except for                                                   ].

(b)   No Default had occurred and was continuing[, except [for                     ] [and] [as specified below]].

(c)   [EBITDA was [                    ], as computed on Attachment 1 hereto.](1)

(d)   [The Minimum Fixed Charge Coverage Ratio was [        ]:1.00, as computed on Attachment 2 hereto.](2)

(e)   The aggregate amount of Taxes and Impositions was $[                          ].

(f)    Borrower maintained the insurance set forth on Schedule III to the Loan Agreement[, except for                     ] and the aggregate amount of Insurance Premiums was $[              ].

(g)   Borrower (x) owned, maintained and operated the Property in compliance in all material respects with the Loan Agreement, and all applicable Legal Requirements, including the Permits and the Environmental Laws and (y) procured,

(1)  Only to be included with respect to Compliance Certificates delivered 18 months after the Effective Date or later.

(2)  Only to be included with respect to Compliance Certificates delivered 18 months after the Effective Date or later.

maintained and complied, or had caused to be procured, maintained and complied with, in all material respects, all Permits required for any ownership, financing, maintenance or operation of the Property[, except for                     ].

(h)   Borrower did not (x) acquire any interest in Real Property or other property not covered by the Loan Documents or (y) enter into any material document or agreement relating to the development, construction, maintenance or operation of the Property[, except for                     ].

(i)    The Equipment and Inventory of the Borrower (as each such term is defined in the Security Agreement) was located as indicated on Item A of Attachment 3 hereto.

(j)    The Borrower did not move any of its Equipment and Inventory except as indicated on Item B of Attachment 3 hereto.

(k)   The Borrower did not move its chief executive office or principal place of business except as indicated on Item C of Attachment 3 hereto.

(l)    The Borrower did not change its legal name, use any tradename or become the subject of any merger or other corporate reorganization except as indicated on Item D of Attachment 3 hereto.

(m)  The Borrower has not directly or indirectly, entered into, amended, modified, terminated, supplemented or waived a material right under or permitted or consented to the amendment, modification, termination, supplement or waiver of any material term of, or granted any material consent under any Leases, any Loan Documents, the Gaming Lease, the Property Management Agreement, the Key Person Management Agreement, the Phase II Club Management Agreement or any Contracts except as indicated in Item E of Attachment 3 hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Compliance Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by its chief [financial] [accounting] Authorized Representative on this          day of                     ,         .

TROPICANA LAS VEGAS, INC.,
a Nevada corporation

By:
Name:
Title:

Attachment 1

(to     /    /     Compliance

Certificate)

EBITDA

[Borrower to attach computation]

Attachment 2

(to     /    /     Compliance

Certificate)

Minimum Fixed Charge Coverage Ratio

[Borrower to attach computation]

Attachment 3

(to     /    /     Compliance

Certificate)

Item A.      Location of Equipment and Inventory

Location

Item B.      Change of Location of Equipment and Inventory

Description	New Location

Item C.      Change of Place of Business, etc.

New Address

Item D.      Change of Trade or Legal Names, Mergers or other Corporate Reorganization

New Legal Name	New Trade Name

Mergers or other Corporate Reorganization	Description

Item E.       Amendments, modifications, terminations, waivers, etc. of any Leases, any Loan Documents, the Gaming Lease, the Property Management Agreement, the Key Person Management Agreement, the Phase II Club Management Agreement or any Contracts

Document	Description